UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐      Definitive Proxy Statement
☐      Definitive Additional Materials
☑      Soliciting Material Pursuant to §240.14a-12
PRIDE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Pride Family:
Today I am pleased to announce the next significant step in Pride’s strategic transformation. We have always been very clear in our vision to become the best offshore drilling company in the world. I have consistently stated the importance of growing Pride’s strategic position and increasing our critical mass, while preserving our core values including our focus on safety, ethics and being an employer of choice. We accomplish those objectives by agreeing to combine with Ensco to form the offshore driller of choice in our global industry today. A joint press release was issued this morning announcing a definitive merger agreement between the two companies. Those releases are posted on the Pride and Ensco websites and provide some further detail.
As a Pride employee, you should know how significant this is for you. Our rig fleets, areas of operation, customers and expertise complement each other significantly with little overlap. Pride has valuable expertise building and operating deepwater assets and has strong relationships with leading customers such as Petrobras, BP, Total and others. Ensco’s strengths include its fleet of eight deepwater semisubmersibles, seven of which are new or under construction, as well as its premium jackup fleet operating primarily in the North Sea, Southeast Asia, North America and the Middle East. Together, we will form an even stronger company that is well positioned to capitalize on emerging growth opportunities within our industry.
By bringing our two companies together, we will create a $16 billion dollar company and the world’s second largest offshore driller spanning six continents. This should accelerate the combined company’s growth in rapidly expanding markets. Customers will also benefit from an extremely talented and experienced workforce, a wider range of drilling solutions and a young deepwater fleet. Financially, the combined company will have a strong balance sheet to support continued growth.
The vast majority of Pride and Ensco employees will not be materially affected by the strategic combination. In fact, over time, as more rigs are delivered and new construction projects commence for recently ordered rigs, more positions will be created within the combined company.
Importantly, both companies share the same core values of safety, ethics, operational excellence, employee development and customer satisfaction. These values are critical to the combination of the two companies. This shared culture will be the foundation to achieve the vision to be the best company in the industry.
Both companies believe that people are our greatest asset. You can expect to see further investment in initiatives that will support the retention and development of employees.

The combined organization will be twice as large as either company is on its own. As the combined company continues to grow, employees will have more career opportunities to support an even larger organization with more advanced drilling technologies and new geographies.
Additionally, Ensco has indicated that it will move its principal U.S. office from Dallas to Houston, so we would expect that many of our Houston-based employees will be asked to remain with the company. However, in any combination like this there will be an overlap of personnel in certain positions. The company will be evaluating all positions and employees that may be affected. We will communicate with any employees to be impacted as soon as possible. We do not anticipate any changes in personnel until after closing following a period of transition and expect there will be very minimal changes at the rig level, if any. We will provide regular updates to you as we move forward. These updates will be posted on the Pride Platform — Integration News Corner. We are committed to providing information as it becomes available. For now, it is business as usual, and we know that you all will continue to be committed to performance excellence.
The work that we have done together over the last several years has been recognized by this combination. Through your hard work and dedication we have become a drilling company with a base of employees and assets that is enviable among our peers. Today, this step presents a greater opportunity for you and for the combined company to grow.
Over the weeks and months ahead, I know you will have many questions about how this impacts you personally. While there is a great deal of work that must be done before we can fully answer all of your questions, I will host an employee conference call with our executive management team (details below) later this morning to begin that process.
Like me, I trust that you will embrace this combination of Pride and Ensco. Our industry has changed a great deal over the last several years, but we have all worked together to continue to achieve our vision of being the best. The combined company will still have many new challenges ahead and new frontiers to explore. You will continue to be the key to its success.
Louis A. Raspino
President and CEO
Pride International, Inc.
DETAILS OF 10:30 A.M. CST MONDAY CONFERENCE CALL:

Dial-In:	1-913-643-0950 (or U.S. tollfree 1-800-214-0745)
Conference ID:	353139
Please dial in for your pre-conference 10 minutes prior to the scheduled start time.

Additional Information
In connection with the proposed transaction, Ensco will file a registration statement including a joint proxy statement/prospectus of Ensco and Pride with the SEC. INVESTORS AND SECURITY HOLDERS OF ENSCO AND PRIDE ARE ADVISED TO CAREFULLY READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO IT) WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. A definitive joint proxy statement/prospectus will be sent to security holders of Ensco and Pride seeking their approval of the proposed transaction. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other relevant documents filed by Ensco and Pride with the SEC from the SEC’s website at www.sec.gov. Security holders and other interested parties will also be able to obtain, without charge, a copy of the joint proxy statement/prospectus and other relevant documents (when available) by directing a request by mail or telephone to either Investor Relations, Ensco plc, 500 N. Akard, Suite 4300, Dallas, Texas 75201, telephone 214-397-3015, or Investor Relations, Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone 713-789-1400. Copies of the documents filed by Ensco with the SEC will be available free of charge on Ensco’s website at www.enscoplc.com under the tab “Investors.” Copies of the documents filed by Pride with the SEC will be available free of charge on Pride’s website at www.prideinternational.com under the tab “Investor Relations”. Security holders may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.
Ensco and Pride and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective security holders with respect to the transaction. Information about these persons is set forth in Ensco’s proxy statement relating to its 2010 General Meeting of Shareholders and Pride’s proxy statement relating to its 2010 Annual Meeting of Stockholders, as filed with the SEC on April 5, 2010 and April 5, 2010, respectively, and subsequent statements of changes in beneficial ownership on file with the SEC. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies’ security holders generally, by reading the joint proxy statement/prospectus and other relevant documents regarding the transaction, which will be filed with the SEC.